Exhibit 99.2

Former Novo Nordisk Executive, Dr. Todd M. Hobbs, Joins Hepion Pharmaceuticals as Chief Medical Officer

EDISON, N.J., February 10, 2021 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA, “Hepion”), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and liver disease, today announced the appointment of Todd M. Hobbs, M.D., to the newly created position of Chief Medical Officer (“CMO”), effective February 16, 2021.

In this role, Dr. Hobbs will help lead Hepion’s engagement with the U.S. Food and Drug Administration (“FDA”), global and national thought leaders, key policymakers, and professional associations.

Dr. Hobbs joins Hepion from Novo Nordisk Inc., one of the world’s leading healthcare companies. His 16 years of progressive experience at Novo Nordisk includes positions ranging from field medical affairs leadership at the start of his corporate career through to his most recent role as North American Chief Medical Officer and Vice President. Prior to working at Novo Nordisk, Dr. Hobbs had established a clinical practice based in Louisville, Kentucky, focusing on the intensive management of patients with diabetes of all ages, and served as chairman of the medicine department for a large regional medical center in Kentucky. During his 10-year clinical career, he cared for more than 2,500 adults and children with diabetes, including outpatient and inpatient care, as well as intensive care.

Dr. Hobbs currently serves as a Member of the Board for the American Medical Group Association Foundation, the research foundation arm of the American Medical Group Association, in which he provides oversight for multiple clinical research initiatives. Dr. Hobbs earned his medical degree from the University of Louisville School of Medicine and has completed focused executive training at the University of Pennsylvania's Wharton School of Business.

“In addition to being a skilled physician, Todd is well recognized for his ability to lead collaboration on clinical development, regulatory strategy and medical affairs, as well as for his passionate commitment to ensuring clinical programs are designed to meet the needs of both clinicians and patients,” commented Dr. Robert Foster, Hepion's CEO. “This, combined with his involvement in numerous successful commercial product launches, gives me great confidence that Todd will play a key role in the continued advancement of CRV431’s clinical development.”

Dr. Hobbs said, “While the strong scientific foundation of cyclophilin-based drug discovery and development has taken decades for Hepion’s senior management team and other researchers to build, it has been captivating to watch how quickly CRV431 has emerged as a leading therapeutic drug candidate for the treatment of NASH and other liver diseases. I am thrilled to be joining Hepion at this important time, and look forward to contributing to its success.”

About Hepion Pharmaceuticals

The Company's lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in preclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing Phase 2a NASH program, Hepion will use the platform to identify additional potential indications for CRV431 to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated," and "intend," among others. These forward-looking statements are based on Hepion Pharmaceuticals' current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the contribution of Dr. Hobbs; substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals' Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com